Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Dec. 19, 2019 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.16 per share to shareholders of record January 2, 2020, payable January 31, 2020. This represents the 121st quarterly cash dividend paid to shareholders since 1987.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "Given our strong earnings and capital, we are pleased to, once again, reward our shareholders with this cash dividend."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in North Charleston, Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, (843) 724-1500.